Exhibit 99.1 The Issuer's 2004 Proxy Statement.

                           HEARTLAND BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 17, 2004


      The Annual Meeting of Shareholders of Heartland Bancshares, Inc. will be held at the Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131, on Monday, May 17, 2004, at 6:30 p.m., local time, for the following purposes:

      1. To elect three Directors to hold office until the Annual Meeting of Shareholders in the year 2007 and until their successors are elected and have qualified.

      2. To transact such other business as may properly come before the meeting.

  Holders of record of Common Shares of Heartland Bancshares, Inc. at the close of business on March 22, 2004, are entitled to notice of and to vote at the Annual Meeting. Appetizers and beverages will be served.


      SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS, EVEN IF THEY PLAN TO ATTEND THE MEETING, ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                          By Order of the Board
                                          of Directors


                                          STEVE BECHMAN
                                          President and Chief Executive Officer
March 29, 2004
Franklin, Indiana


                            (ANNUAL REPORT ENCLOSED)

                                 PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS OF
                           HEARTLAND BANCSHARES, INC.

                                  May 17, 2004


      This Proxy Statement is being furnished to shareholders on or about March 29, 2004, in connection with the solicitation by the Board of Directors of Heartland Bancshares, Inc. (the "Company"), 420 N. Morton Street, Franklin, Indiana 46131, of proxies to be voted at the Annual Meeting of Shareholders to be held at 6:30 p.m., local time, on Monday, May 17, 2004, at Hillview Country Club, 1800 E. King Street, Franklin, Indiana 46131. The Company is the parent holding company for Heartland Community Bank.

      At the close of business on March 22, 2004, the record date for the Annual Meeting, there were 1,394,172 Common Shares outstanding and entitled to vote at the Annual Meeting. On all matters, including the election of Directors, each shareholder will have one vote for each share held.

      If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by either (a) filing with the Secretary (or other officer or agent of the Company authorized to tabulate votes) (i) a written instrument revoking the proxy or (ii) a subsequently dated proxy, or (b) attending the Annual Meeting and voting in person. Unless revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted as recommended by the Directors.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

                                    Nominees

      Three Directors are to be elected at the Annual Meeting. The Board of Directors, which currently consists of eight members, is divided into three classes with the term of one class expiring each year. Generally, each Director serves until the annual meeting of the shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified or until the earlier of the Director's resignation, disqualification, removal or death. The terms of the current Directors expire as follows: 2004 - J. Michael Jarvis, Robert Richardson and Patrick A. Sherman; 2005 - Steve Bechman and Gordon R. Dunn; and 2006 - Sharon Acton, Jeffrey L. Goben and John Norton.

      Each Director will be elected by a plurality of the votes cast in the election. Shares present but not voted for any nominee do not affect the determination of whether a nominee has received a plurality of the votes cast.

      It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of J. Michael Jarvis, Robert Richardson and Patrick A. Sherman, each of whom is now a Director whose present term expires this year. Each such person has indicated that he or she will accept nomination and election as a Director. If, however, any such person is unable or unwilling to accept nomination or election, it is the intention of the Board of Directors to nominate such other person as Director as it may in its discretion determine, in which event the shares subject to the proxy will be voted for that person.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE THREE NOMINEES IDENTIFIED ABOVE (ITEM 1 ON THE PROXY).

      The following table presents certain information as of March 22, 2004, regarding the current Directors of the Company, including the three nominees proposed by the Board of Directors for election at this year's Annual Meeting. All of the current Directors began serving on the Board of Directors of the Company during 1997. Unless otherwise indicated in a footnote, the principal occupation of each Director has been the same for the last five years and such Director possesses sole voting and investment powers with respect to the shares indicated as beneficially owned by such Director. Unless specified otherwise, a Director is deemed to share voting and investment powers over shares indicated as held by a spouse, children or other family members residing with the Director.

                 Name,                                               Percent of
         Present Principal                   Shares Beneficially   Common Shares
         Occupation and Age                         Owned           Outstanding
         ------------------                         -----           -----------


      Sharon Acton1                                   15,4552           1.10%
      Retired
      Age 57

      Steve Bechman                                   66,0153           4.62
      President and Chief Executive Officer of
        the Company and Bank
      Age 52

      Gordon R. Dunn                                  35,4594           2.52
      Retired
      Age 82

      Jeffrey L. Goben                                50,6825           3.56
      Executive Vice President and Chief Operating
       Officer of the Company and Bank
      Age 51

      J. Michael Jarvis6*                             25,6907           1.82
      Owner and Consultant to Jarvis Enterprises
      (Real estate venture)
      Age 61

      John Norton8                                    22,0789           1.57
      President and Owner, Norton Farms, Inc.
      Age 56

                 Name,                                               Percent of
         Present Principal                   Shares Beneficially   Common Shares
         Occupation and Age                         Owned           Outstanding
         ------------------                         -----           -----------

      Robert Richardson*                               19,12910         1.36
      Vice President, General Manager Meridian IQ
       (logistics company)
      Age 42

      Patrick A. Sherman*                              21,33311         1.51
      President and Part Owner, Sherman &
        Armbruster P.C. (a public accounting firm)
      Age 56

      All Directors and Executive Officers
      as a group (12 persons)                         297,74912,13     18.86%

*Nominee
1 During 2002, Ms. Acton retired from her position as Manager of the Franklin/Greenwood District of Cinergy/PSI, where she was employed for 33 years.
2 Includes 14,718 shares Ms. Acton has the right to acquire upon the exercise of stock options.
3 Includes 15,417 shares that Mr. Bechman holds jointly with his spouse and 34,146 shares that he has the right to acquire upon the exercise of stock options.
4 Includes 1,102 shares that Mr. Dunn holds jointly with his spouse, 5,512 shares held in a trust for which Mr. Dunn acts as trustee, 1,401 shares held by Mr. Dunn's spouse and 14,718 shares that Mr. Dunn has the right to acquire upon the exercise of stock options.
5 Includes 9,879 shares that Mr. Goben holds jointly with his wife and 28,633 shares that he has the right to acquire upon the exercise of stock options.
6 During 2002, Mr. Jarvis sold his ownership in and retired from his position as president of Power Investments, Inc., a Franklin based engine remanufacturer.
7 Includes 10,972 shares Mr. Jarvis holds jointly with his spouse and 14,718 shares Mr. Jarvis has the right to acquire upon the exercise of stock options.
8 Mr. Norton is owner and president of Norton Farms, Inc., a grain farming operation located in Franklin, Indiana.
9 Includes 110 shares held by Mr. Norton's spouse and 14,718 shares that Mr. Norton has the right to acquire upon the exercise of stock options.
10 Includes 14,718 shares that Mr. Richardson has the right to acquire upon the exercise of stock options.
11 Includes 14,718 shares that Mr. Sherman has the right to acquire upon the exercise of stock options.
12 Includes 184,948 shares that Directors and executive officers have the right to acquire upon the exercise of stock options and 45,219 shares held jointly with or as custodian for family members.
13 Does not include 4,500 shares Mr. Bechman may acquire, 4,500 shares Mr. Goben may acquire or 11,100 shares other executive officers may acquire under stock options that are not yet exercisable but will become exercisable upon their continued employment with the Company.


      The Board of Directors consists of six non-employee directors and two employee directors.

                            Compensation of Directors

      During 2003, non-employee Directors of the Bank received $300 per month (the Chairman received $500 per month) regardless of attendance at Board meetings. Directors did not receive any additional compensation for serving on the Company's Board or on Board committees of the Company or Bank.

In January 2003, the Board of Directors of the Company adopted the 2003 Non-Employee Director Stock Option Plan, and reserved an aggregate of 50,000 shares of the Corporation's authorized but unissued common shares for grants thereunder. In conjunction with the adoption of this Plan, the Company's Board of Directors, as additional consideration for the services of its non-employee members in 2002 and prior years, awarded stock options to each of the six non-employee directors with respect to 7,000 shares each (an aggregate of 42,000 shares) at an exercise price of $9.07 per share. The numbers and types of shares subject to these options, and the exercise price per share, are subject to usual and customary adjustment in accordance with the Plan upon certain events. These options are exercisable immediately and will expire January 20, 2013, to the extent not then exercised.

The Board of Directors in January 2003 also amended the 1997 Stock Option Plan for Nonemployee Directors, and correspondingly amended all option grants to the non-employee directors that were then outstanding under that plan. These amendments eliminated the termination or expiration provisions of that plan; as a result of the January 2003 amendment, options that were granted under the 1997 plan will not become null or void under any circumstance prior to the tenth anniversary of the date of option grant. The January 2003 amendments to the 1997 plan also made certain other technical changes to the 1997 plan (and options outstanding thereunder) to conform those provisions to the provisions of the 2003 Stock Option Plan for Nonemployee Directors. The January 2003 amendments to the 1997 non-employee director plan did not change the number of shares or the exercise price of any of the options that were outstanding under that plan.

                             EXECUTIVE COMPENSATION

      The following table sets forth information regarding compensation paid to the Company's Chief Executive Officer and the Company's Executive Vice President, who were the only executive officers whose salary and bonus for 2003 exceeded $100,000.

                           Summary Compensation Table
                                                      Long Term
                                                    Compensation
                                   Annual              Awards
                               Compensation
                                                      Securities
                                                      Underlying
        Name and                                       Options/     All Other
   Principal Position   Year   Salary ($) Bonus ($)   SAR s (#)  Compensation($)
   ------------------   ----   --------------------   ---------  ---------------

     Steve Bechman,     2003   $126,500     $ 0         7,500         $ 30,082 1
          Chief         2002   $126,500     $ 0             0         $ 30,082 1
     Executive Officer  2001   $126,500     $ 0             0         $ 29,749 1

                        2003   $ 102,000    $ 0          7,500        $ 23,508 2
       Jeff Goben,      2002   $ 102,000    $ 0              0        $ 23,508 2
        Executive       2001   $  99,000    $ 0              0        $ 23,236 2
     Vice President


      1 Includes $29,301 for 2003, 2002 and 2001 that the Company contributed to a defined benefit retirement plan in favor of Mr. Bechman and $781 for 2003, $781 for 2002 and $448 for 2001 of economic benefit of premiums paid by the Company with respect to term life insurance for the benefit of Mr. Bechman under a split-dollar life insurance agreement between the Company and Mr.
      Bechman.

      2 Includes $22,886 for 2003, 2002 and 2001 that the Company contributed to a defined benefit retirement plan in favor of Mr. Goben and $622 for 2003, $622 for 2002 and $350 for 2001 of economic benefit of premiums paid by the Company with respect to term life insurance for the benefit of Mr. Goben under a split-dollar life insurance agreement between the Company and Mr.
      Goben.

                       Aggregated Option/SAR Exercises In
                      Last Fiscal Year and Fiscal Year-End
                                Option/SAR Values

     No option exercises occurred during 2003. The following table sets forth information with respect to the value of options held by Mr. Bechman and Mr. Goben as of December 31, 2003.



                                  Number of           Value of Unexercised
                                 Unexercised       In-the-Money Options/SARs
                               Options/SARs at       at Fiscal Year-End ($)
                                   Fiscal
                                Year-End (#)
           Name             Exercisable/Unexercisab  Exercisable/Unexercisable
           ----             -----------------------  -------------------------
       Steve Bechman            34,146/4,500             51,560 / 6,795
        Jeff Goben              28,633/4,500             43,236 / 6,795

                   Certain Relationships And Related Transactions

      During 2003, the Bank had, and the Bank expects to continue to have in the future, banking transactions in the ordinary course of business with Directors, officers and principal shareholders of the Company and their associates. These transactions have been made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             APPOINTMENT OF AUDITORS

      Crowe Chizek and Company LLC ("Crowe Chizek") served as auditors for the Company in 2003. Although it is anticipated that Crowe Chizek will be selected, the Audit Committee has not yet considered the appointment of auditors for 2004. Representatives of Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  OTHER MATTERS

      The Board of Directors knows of no matters, other than the matters reported above, that are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                    EXPENSES

      All expenses in connection with this solicitation of proxies will be borne by the Company.

                                  HOUSEHOLDING

      The Company intends to satisfy the delivery requirements for proxy and information statements with respect to two or more security holders sharing the same address by delivering a single proxy statement or information statement to those security holders. Shareholders may obtain additional material if desired by contacting the Company in writing at 420 N. Morton Street, Franklin, Indiana 46131.